Exhibit 99.1

Media Contact:	Investor Contact:
Jayne Wallace	Erica Bolton
Virgin Mobile USA	Virgin Mobile USA
908-607-4014	908-607-4108
jayne.wallace@virginmobileusa.com	erica.bolton@virginmobileusa.com

VIRGIN MOBILE USA CLOSES ACQUISITION OF HELIO

WARREN, N.J., August 22, 2008 – Virgin Mobile USA, Inc. (NYSE: VM), a leading national provider of pay-as-you-go wireless services, today announced that it has completed its acquisition of Helio, a joint venture between SK Telecom and EarthLink, Inc. (Nasdaq: ELNK) that complements Virgin Mobile USA’s strengths through its specialization in highly advanced postpaid products and services. The acquisition was completed based on the terms and conditions outlined in Virgin Mobile USA’s June 27, 2008 press release. All necessary regulatory approvals have been obtained.

In connection with the acquisition, Helio shareholders SK Telecom and, EarthLink and have received limited partnership units and shares equivalent to 13 million shares of Virgin Mobile USA Class A common stock, with a value of $38 million based on the average closing price of Virgin Mobile USA’s Class A shares, as of two trading days before and two trading days after the date of announcement. In addition, SK Telecom and Virgin Group will each invest $25 million in Virgin Mobile USA for preferred shares.

Dan Schulman, Chief Executive Officer, Virgin Mobile USA, emphasized the benefits of the transaction to Virgin Mobile USA and the new opportunities for growth it creates. “Adding Helio’s differentiated postpaid offer to Virgin Mobile USA’s existing portfolio will expand both our market opportunity and our ability to deliver new products and services more rapidly,” he said. “We believe this transformative transaction will bolster our leading position in the wireless space, and enable us to provide customers with whatever they need in wireless, always with our focus on great value, flexibility and customer service. We look forward to revealing our roadmap for expanded, innovative offers in the near future.

“This acquisition of Helio also comes with a number of financial benefits, including improved network rates from Sprint for Virgin Mobile USA, and strategic investments by SK Telecom and Virgin Group which improve our capital structure and increase liquidity,” Schulman said.

Schulman said that the transaction provides Virgin Mobile USA with:

•	a set of unique and differentiated data applications;
•	entry into the postpaid market, with a sophisticated billing and customer care platform;
•	approximately 170,000 Helio customers;
•	revised terms for the Sprint PCS Services Agreement [NYSE:S], expected to result in an 8% reduction in the Company’s effective cost per minute in 2009;
•

reduction in net debt of approximately $35—$40 million, through the investments of $25 million each by SK Telecom and Virgin Group in the form of preferred mandatory convertible stock at the price of $8.50 per share;

•	an increase to Virgin Mobile USA’s total revolver from $75 million to $135 million, through additional investments of $25 million by Virgin Group and $35 million by SK Telecom; and
•	the addition of SK Telecom as a strategic shareholder with two seats on the Company’s Board of Directors.

A percentage of the equity issued and issuable in the transaction will be subject to escrow for one year to secure certain indemnification obligations. Additional information is available at http://investorrelations.virginmobileusa.com/.

About Virgin Mobile USA

Virgin Mobile USA, Inc. [NYSE: VM], through its operating company Virgin Mobile USA, L.P., offers nearly five million customers control, flexibility and choice through monthly Plans Without Annual Contracts, with national coverage powered by the Sprint PCS network. With its pay-as-you-go plans and the addition of Helio’s postpaid offerings, Virgin Mobile USA now provides consumers with the broadest range of wireless alternatives. Virgin Mobile USA’s full slate of smart, stylish and affordable handsets are available at approximately 40,000 top retailers nationwide and online at http://www.virginmobileusa.com/, with Top-Up cards available at more than 140,000 locations. Virgin Mobile USA is known for its award-winning customer service, and its customers report a 90% satisfaction rate. Virgin Mobile USA allows customers to earn free minutes in exchange for viewing advertising content online through the innovative Sugar Mama program, and contributes a portion of profits from downloadable content to The RE*Generation, its pro-social initiative to help homeless youth.

About Helio

Helio, LLC, now part of Virgin Mobile USA, has built a reputation as the mobile brand for the Internet generation with advanced mobile services, exclusive high-end, connection devices like the Ocean, and integrated pricing on a nationwide high-speed 3G network. Helio was launched in 2006 as a joint venture between EarthLink and SK Telecom, one of the world’s most advanced wireless carriers and now an investor in Virgin Mobile USA. For more information, visit www.helio.com.

About SK Telecom

SK Telecom (NYSE: SKM, KSE: 017670) is the top wireless communication provider in Korea, where it has more than 22 million subscribers taking up more than 50% of the total market. The company established in 1984, reached KRW 11.28 trillion in revenue in 2007. SK telecom was the first to launch and commercialize CDMA, CDMA 2001x, CDMA EV-DO and HSDPA networks, and it currently provides cellular, wireless internet, mobile media, global roaming service and more. For more information, please visit www.sktelecom.com or email to press@sktelecom.com.

Safe Harbor Statement

This press release contains certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures, and assumptions and other statements contained in this document that are not historical facts. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project” and similar expressions, as they relate to us are intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are not guarantees of future performance, and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate.

Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those risks and uncertainties discussed in our filings with the Securities and Exchange Commission, copies of which are available on our investor relations website at http://investorrelations.virginmobileusa.com and on the SEC website at http://www.sec.gov. In addition, factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement, (2) the inability to complete the transactions due to the failure to satisfy conditions to the completion of the transactions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and the failure to receive other required regulatory approvals, including approvals from the Federal Communications Commission, (3) risks that the proposed transactions disrupt current plans and operations and the potential difficulties in employee retention as a result of the transactions, (4) the ability to recognize the results of the transactions, (5) the amount of the costs, fees, expenses and charges related to the transactions, and (6) risks that Helio or any other companies we may acquire could have undiscovered liabilities, may strain our management capabilities or may be difficult to integrate.

We neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates.